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                                                                    EXHIBIT 23.2


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



       We consent to the inclusion in the Prospectus included in this Registration Statement on Form S-4 of Ocwen Asset Investment Corp. of our reports: (a) dated January 26, 1998, on the financial statements of Ocwen Asset Investment Corp. as of December 31, 1997 and for the period from May 14, 1997 to December 31, 1997; (b) dated June 3, 1998 on the Statement of Revenue and Certain Expenses for the year ended December 31, 1997 for the 225 Bush Street Property; (c) dated July 23, 1998 on the Statement of Revenue and Certain Expenses for the year ended December 31, 1997 for the 841 Prudential Drive Property; (d) dated June 26, 1998 on the Statement of Revenue and Certain Expenses for the year ended December 31, 1996 for the 450 Sansome Street Property; (e) dated June 19, 1998 on the Statement of Revenue and Certain Expenses for the year ended December 31, 1997 for the Cortez Plaza Property; and
(f) dated June 23, 1998 on the Statement of Revenue and Certain Expenses for the year ended December 31, 1997 for the Bayers Road Shopping Centre Property. We also consent to the reference to our firm under the heading "Experts" in such Prospectus.


/s/ PricewaterhouseCoopers LLP


Fort Lauderdale, Florida
December 30, 1998